EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77D:
  Policies with respect to security investments.

EXHIBIT B:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3

EXHIBIT C:
  Attachment to item 77Q3:
  NSAR certification - filed as:  EX-99.77Q3 CERT

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EXHIBIT A:
Item 77D

	Disclosure was added to certain of the Registrant's
Portfolios to comply with Rule 35d-1 under the Investment
Company Act of 1940.

	Effective as of the close of business on September 27, 2002, each of the ASAF American Century International Growth Fund, ASAF Janus Capital Growth Fund, ASAF INVESCO Equity Income Fund, ASAF PIMCO Total Return Bond Fund and ASAF
Money Market Fund withdrew all of its assets from its corresponding ASMT Portfolio and entered into new sub-advisory agreements with the respective sub-advisors to manage the assets of the Funds. The terms of the new agreements are substantially identical to those of the agreements for their corresponding ASMT Portfolios. The changes to the above five Funds are described in detail in a Supplement to the American Skandia Advisor Funds, Inc.'s ("ASAF") Prospectus which was filed with the SEC on September 27, 2002.

	The current investment policies of the Registrant's portfolios are described in detail in Amendment No. 5 to the Registrant's Registration Statement filed on March 1, 2002 and the prospectus and Statement of Additional Information included as part of Post-Effective Amendment No. 22 to ASAF registration statement filed on April 30, 2002.



EXHIBIT B:
Item 77O

	On May 15, 2002, the ASMT American Century
International Growth Portfolio of the Registrant purchased 4,100 shares of Willis Group Holding Ltd. common stock from Salomon Smith Barney Shearson in an underwritten offering of 19,290,000 shares of such stock in which J.P. Morgan Securities, an affiliate of the Portfolio's sub-advisor, was a member of the selling syndicate. The Portfolio purchased the security at the public offering price of $28.25 per share.

	On September 18, 2002, the ASMT American Century International Growth Portfolio of the Registrant purchased 18,000 shares of Aegon N.V. common stock from Morgan Stanley & Co. Inc. in an underwritten offering of 350,000,000 shares of such stock in which J.P. Morgan Securities, an affiliate of the Portfolio's sub-advisor, was a member of the selling syndicate. The Portfolio purchased the security at the public offering price of $9.99 per share.

	At its June 26, 2002 and December 4, 2002 meetings, the Registrant's Board of Trustees made the determinations required by rule 10f-3 under the Investment Company Act of 1940 for the transactions listed above based on information with regard to compliance with rule 10f-3 and the Registrant's rule 10f-3 procedures that was provided to it by the Portfolios' Investment Manager, which in turn had been provided to the Investment Manager by each Portfolios' sub-advisor.